Exhibit 99.1

1000 S. 2nd Street Sunbury, Pennsylvania 17801 Phone 570-286-3636

News Release

Contact: Dennis V. Curtin	FOR IMMEDIATE RELEASE
Phone: (570) 847-3636	October 11, 2011
E-Mail: Dcurtin@weismarkets.com	Twitter: @WMKSpokesman

WEIS MARKETS REPORTS INCREASED THIRD QUARTER SALES,

COMPARABLE STORE SALES AND EARNINGS

(Sunbury, PA) – Weis Markets, Inc. (NYSE:WMK) today reported its third quarter sales increased 6.0% to $678.6 million and that its comparable store sales increased 6.5% during the thirteen-week period ending September 24, 2011 compared to the same period a year ago.

During the period, the Company's net income increased 4.1% to $17.0 million compared to the same period a year ago. The Company's third quarter earnings per share increased to $.63 compared to $.61 per share in 2010.

"Our company continues to generate strong results in a difficult economic environment," said Robert F. Weis, Weis Markets' Chairman. "Cautious consumer spending due to the poor economy continues to impact our business. Fuel and wholesale inflation impacted our business during the period. We absorbed a significant portion of these cost increases during the quarter and did not pass them on to our customers. Our company continues to benefit from improved operating performance and execution at store level, increased supply chain efficiencies and a disciplined and effective go-to-market strategy."

Year to Date
For the 39-week period ending September 24, 2011, the Company's sales increased 2.9% to $2.0 billion while its comparable store sales increased 4.0%. During this period, its earnings per share totaled $2.09, up $.07 per share compared to the same period in 2010 while its net income increased 3.8% to $56.3 million.

About Weis Markets
Founded in 1912, Weis Markets will mark its 100th year of operation in 2012. It currently operates 162 stores in its home state of Pennsylvania and in Maryland, New York, New Jersey and West Virginia. For more information about Weis Markets, Inc., please visit www.weismarkets.com. Connect with Weis Markets on Facebook at www.facebook.com/WeisSuperMarket. Follow Weis Markets on Twitter @weismarkets.

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In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission.

WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF UNAUDITED SALES & EARNINGS

Third Quarter - 2011

	13 Week	13 Week
	Period Ended	Period Ended	Increase
	September 24, 2011	September 25, 2010	(Decrease)
Net Sales	$678,612,000	$639,967,000	6.0%
Income Before Taxes	26,361,000	25,646,000	2.8%
Provision for Income Taxes	9,379,000	9,330,000	0.5%
Net Income	$16,982,000	$16,316,000	4.1%
Weighted Average
Shares Outstanding	26,898,000	26,898,000	---
Basic and Diluted
Earnings Per Share	$0.63	$0.61	$0.02

	39 Week	39 Week
	Period Ended	Period Ended	Increase
	September 24, 2011	September 25, 2010	(Decrease)
Net Sales	$2,014,726,000	$1,957,899,000	2.9%
Income Before Taxes	88,345,000	85,686,000	3.1%
Provision for Income Taxes	32,062,000	31,479,000	1.9%
Net Income	$56,283,000	$54,207,000	3.8%
Weighted Average
Shares Outstanding	26,898,000	26,898,000	---
Basic and Diluted
Earnings Per Share	$2.09	$2.02	$0.07